Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
LLOYD W. BAKER, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports First Quarter Net Income of $28.8 Million, or $0.89 Per Diluted Share;
Highlighted by Strong Deposit Growth, Net Interest Margin Expansion and Solid Revenue Generation;

Walla Walla, WA - April 23, 2018 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today reported that strong core deposit growth, a re-leveraged balance sheet and improved net interest margin contributed to continued solid revenue generation, which coupled with a significantly lower federal tax rate, resulted in substantially increased first quarter 2018 financial results. Net income in the first quarter of 2018 increased 21% to $28.8 million, or $0.89 per diluted share, compared to $23.8 million, or $0.72 per diluted share, in the first quarter a year ago. In the preceding quarter, following a revaluation of deferred tax assets due to the Tax Cuts and Jobs Act resulting in an additional tax expense of $42.6 million, or $1.30 per diluted share, Banner reported a net loss of $13.5 million, or $0.41 per diluted share.
“Banner’s first quarter operating performance continues to reflect the success of our proven client acquisition strategies, which are producing strong core earnings and a healthy net interest margin,” stated Mark J. Grescovich, President and Chief Executive Officer. “We are benefiting from the successful integration of our recent acquisitions, which have had a dramatic impact on the scale and reach of the company and are providing a great opportunity for revenue growth. Our larger and improved earning asset mix as well as higher asset yields and stable funding costs have resulted in an expanded net interest margin and increased net interest income. We also continued to enjoy strong deposit fee and service charge income and stable mortgage banking revenues. Overall, these factors contributed to a return on average assets of 1.16% for the quarter. Based on this solid performance, coupled with our strong tangible common equity ratio of 9.82%*, we increased our cash dividend in the quarter by 40% to $0.35 per share and repurchased nearly 270,000 shares of common stock.”
At March 31, 2018, Banner Corporation had $10.32 billion in assets, $7.46 billion in net loans and $8.54 billion in deposits. Banner operates 178 branch offices located in eight of the top 20 largest western Metropolitan Statistical Areas by population.
First Quarter 2018 Highlights

•	Net income increased 21% to $28.8 million, or $0.89 per diluted share, compared to $23.8 million, or $0.72 per diluted share, in the first quarter a year ago.

•	Net interest income, before the provision for loan losses, was $99.4 million, compared to $98.3 million in the preceding quarter and $94.9 million in the first quarter a year ago.

•	Net interest margin was 4.35% for the current quarter, compared to 4.18% in the preceding quarter and 4.25% in the first quarter a year ago.

•	Revenues were $120.7 million during the quarter ended March 31, 2018, $125.9 million during the preceding quarter and $113.9 million during the first quarter a year ago.

•	Revenues from core operations* were $117.4 million, compared to $117.1 million in the preceding quarter, and $114.6 million in the first quarter a year ago.

•	Return on average assets was 1.16% in the current quarter, compared to 0.97% in the first quarter a year ago.

•	Return on average equity was 9.14% in the current quarter, compared to 7.30% in the first quarter a year ago.

•	Provision for loan losses was $2.0 million, increasing the allowance for loan losses to $92.2 million or 1.22% of total loans.

•	Net loans receivable were $7.46 billion at March 31, 2018, compared to $7.51 billion at December 31, 2017, and increased 2% compared to $7.33 billion a year ago.

•	Core deposits increased 3% compared to March 31, 2017 and represented 88% of total deposits at March 31, 2018.

•	Increased quarterly cash dividend to shareholders by 40% to $0.35 per share.

•	Common shareholders' tangible equity per share* was $30.43 at March 31, 2018, compared to $30.78 at the preceding quarter end and $31.68 a year ago.

•	The ratio of tangible common shareholders' equity to tangible assets* remained strong at 9.82% at March 31, 2018, compared to 10.61% at the preceding quarter end and 10.72% a year ago.

•	Repurchased 269,711 shares of common stock at an average price of $56.93 per share.

•	Non-performing assets declined by $4.0 million to $23.5 million or 0.23% of total assets.

*Revenues from core operations and non-interest income from core operations (both of which exclude fair value adjustments, gains and losses on the sale of securities and gain on the sale of branches), and references to tangible common shareholders' equity per share and the ratio of tangible common equity to tangible assets (both of which exclude goodwill and other intangible assets, net) represent non-GAAP (Generally Accepted Accounting

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April 23, 2018

Principles) financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. Where applicable, comparable earnings information using GAAP financial measures is also presented. See also Non-GAAP Financial Measures reconciliation tables on the last two pages of this press release.
Certain reclassifications have been made to the 2017 Consolidated Financial Statements and/or schedules to conform to the 2018 presentation. These reclassifications have affected certain line items and ratios for the prior periods but have not changed net income or shareholders’ equity for those periods. The effect of these reclassifications is considered immaterial.
Significant Recent Initiatives and Events
On October 6, 2017, Banner Bank completed the sale of its seven branches and related assets and liabilities in Utah to People’s Intermountain Bank, a banking subsidiary of People’s Utah Bancorp (NASDAQ: PUB). Under the terms of the purchase and assumption agreement, the sale included $253.8 million in loans and $160.3 million in deposits.
During the fourth quarter of 2017, Banner recorded a one-time net tax charge of $42.6 million, or $1.30 per diluted share, related to the revaluation of deferred tax items as a result of the Tax Cuts and Jobs Act. This increase in income tax expense was reflected in operating results for the fourth quarter of 2017 and was in addition to the normal provision for income tax related to pre-tax net operating income.
In addition, during the fourth quarter Banner implemented a number of strategic balance sheet initiatives designed to keep its assets below $10 billion at December 31, 2017, in order to postpone the adverse impact of certain enhanced regulatory requirements and the Durbin Amendment to the Dodd-Frank Act limits on, among other things, debit card interchange fees. As previously disclosed, based on current debit card transaction volumes, Banner anticipates that the Durbin Amendment will have a $12 million annualized negative impact on pre-tax revenues commencing in July 2019. In December 2017, Banner sold approximately $470 million of investment securities in the available-for-sale portfolio, using the proceeds to fund loan originations and to pay down certain wholesale borrowings and maturing brokered deposits. Banner incurred pre-tax net losses of $2.3 million in connection with the sale of these investment securities, which produced tax benefits based upon the 2017 marginal federal income tax rate of 35%. The net interest income on investment securities beginning in 2018 was subject to the new lower marginal corporate federal income tax rate. In recent periods Banner has incurred a blended effective federal and state tax rate of 33% to 34%. As a result of the reduced marginal federal tax rate, Banner anticipates that its blended effective federal and state tax rate will be approximately 22% to 23% in 2018.
Income Statement Review
“Our net interest margin increased substantially during the quarter as we benefited from increased market interest rates which produced higher yields on loans while deposit costs remained nearly unchanged. Our net interest margin and net interest income also increased as a result of re-leveraging the balance sheet with higher-yielding securities,” said Grescovich. Banner's net interest margin was 4.35% for the first quarter of 2018, a 17 basis point improvement compared to 4.18% in the preceding quarter and a ten basis point improvement compared to 4.25% in the first quarter a year ago. Acquisition accounting adjustments, principally loan discount accretion, added eight basis points to the net interest margin in the current quarter compared to five basis points in the preceding quarter and ten basis points in the first quarter a year ago. The total purchase discount for acquired loans was $19.4 million at March 31, 2018, a decrease from $21.1 million at December 31, 2017 and $29.4 million a year ago, primarily as a result of discount accretion.
Average interest-earning asset yields increased 19 basis points to 4.59% compared to 4.40% for the preceding quarter and increased 15 basis points compared to 4.44% in the first quarter a year ago. Average loan yields increased 16 basis points to 4.98% compared to the preceding quarter and increased 18 basis points from the first quarter a year ago. Loan discount accretion added ten basis points to loan yields in the first quarter, compared to six basis points in the preceding quarter and 11 basis points in the first quarter a year ago. Deposit costs were 0.16% in the first quarter, a one basis point increase compared to the preceding quarter and a two basis point increase compared to the first quarter a year ago. The total cost of funds was 0.25% during the first quarter, a two basis point increase compared to the preceding quarter and a five basis point increase compared to the first quarter a year ago largely reflecting increased borrowing costs.
Primarily as a result of the origination of new loans and the renewal of acquired loans out of the discounted acquired loan portfolio, Banner recorded a $2.0 million provision for loan losses during the first quarter, the same as in both the preceding and year ago quarters as credit quality metrics remained very good.
Deposit fees and other service charges were $11.3 million in the first quarter, compared to $10.8 million in the preceding quarter and $10.4 million in the first quarter a year ago. Mortgage banking revenues, including gains on one- to four-family and multifamily loan sales and loan servicing fees, decreased modestly to $4.9 million in the first quarter compared to $5.0 million in the preceding quarter and increased compared to $4.6 million in the first quarter of 2017. Home purchase activity accounted for 72% of first quarter 2018 one- to four-family mortgage loan originations.
First quarter 2018 results included a $3.3 million net gain for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, principally certain investment securities held for trading. In the preceding quarter, results included a $1.0 million net loss for fair value adjustments and a $2.3 million net loss on the sale of securities. In the first quarter a year ago, results included a $688,000 net loss for fair value adjustments that was partially offset by a $13,000 net gain on the sale of securities. Following the adoption of new accounting guidance, beginning in the current quarter we no longer reflect changes in the fair value of our junior subordinated debentures related to instrument-specific credit risk in the Consolidated Statements of Operations, but rather report those changes in the Consolidated Statements of Comprehensive Income and include them in total shareholders’ equity in the Consolidated Statements of Financial Condition.
Total revenues decreased 4% to $120.7 million for the first quarter of 2018, compared to $125.9 million in the preceding quarter which included a $12.2 million gain on the sale of our Utah branches, and increased 6% compared to $113.9 million in the first quarter a year ago. Revenues from core operations* (revenues excluding gains and losses on the sale of securities and net change in valuation of financial instruments and in the preceding quarter the gain

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April 23, 2018

on sale of the Utah branches) increased to $117.4 million in the first quarter of 2018, compared to $117.1 million in the preceding quarter, and $114.6 million in the first quarter of 2017.
Total non-interest income, which includes the changes in the valuation of financial instruments carried at fair value, gains and losses on the sale of securities, and the fourth quarter 2017 gain on sale of the Utah branches, was $21.4 million in the first quarter of 2018, compared to $27.7 million in the fourth quarter of 2017 and $19.0 million in the first quarter a year ago. Non-interest income from core operations,* which excludes gains and losses on sale of securities, net changes in the valuation of financial instruments and the fourth quarter 2017 gain on sale of the Utah branches, was $18.1 million in the first quarter of 2018, compared to $18.8 million for the fourth quarter of 2017 and $19.7 million in the first quarter a year ago.
Banner’s total non-interest expense was $81.7 million in the first quarter of 2018, compared to $82.5 million in the preceding quarter and $76.3 million in the first quarter of 2017. In addition to normal wage increases, the current and preceding quarter's non-interest expenses included increased salary and employee benefits as compared to the first quarter a year ago largely due to enhanced regulatory requirements attributable to compliance and risk management infrastructure build-out. Similarly, all three quarters presented included, elevated costs for professional services related to these compliance and risk management activities.
For the first quarter of 2018, Banner recorded $8.2 million in state and federal income tax expense for an effective tax rate of 22.3%, reflecting the new lower federal corporate income tax rate. For the fourth quarter of 2017, Banner recorded $55.0 million in state and federal income tax expense, which, in addition to the normal provision for income taxes related to pre-tax income, included a $42.6 million net charge related to the revaluation of its deferred tax assets and liabilities as a result of the Tax Cuts and Jobs Act as well as a net credit of $1.7 million for the release of a valuation reserve on an acquisition-related net operating loss carryforward deferred tax asset.
Balance Sheet Review
Banner’s total assets were $10.32 billion at March 31, 2018, compared to $9.76 billion at December 31, 2017, and $10.07 billion at March 31, 2017. The total of securities and interest-bearing deposits held at other banks was $1.75 billion at March 31, 2018, compared to $1.26 billion at December 31, 2017 and $1.62 billion at March 31, 2017. The increase in the securities portfolio during the current quarter reflects Banner's renewed leveraging strategy as it crossed the $10 billion in total assets threshold. In the fourth quarters of 2017, Banner reduced its holdings of securities and use of wholesale funding to ensure that it remained below $10 billion in total assets at December 31, 2017, to postpone the adverse impact of the Durbin Amendment. The average effective duration of Banner's securities portfolio was approximately 3.9 years at March 31, 2018, compared to 3.8 years at March 31, 2017.
Net loans receivable decreased to $7.46 billion at March 31, 2018, compared to $7.51 billion at December 31, 2017; however, despite the sale of our Utah branches, which included the sale of $253.8 million of loans during the preceding quarter, net loans increased 2% compared to $7.33 billion a year ago. Commercial real estate and multifamily real estate loans decreased slightly to $3.48 billion at March 31, 2018, compared to $3.54 billion at December 31, 2017, and $3.63 billion a year ago, as we experienced significant payoffs of both owner occupied and investment commercial real estate loans which were partially offset by growth in multifamily real estate loans. Commercial business loans increased modestly to $1.30 billion at March 31, 2018, compared to $1.28 billion three months earlier and increased 6% compared to $1.22 billion a year ago. Reflecting normal seasonal trends agricultural business loans declined to $307.2 million at March 31, 2018, compared to $338.4 million three months earlier and were slightly less than the $313.4 million a year ago. Total construction, land and land development loans increased 5% to $948.7 million at March 31, 2018, compared to $907.5 million at December 31, 2017, and increased 18% compared to $803.7 million a year earlier. Consumer loans increased modestly to $693.0 million at March 31, 2018, compared to $688.8 million at December 31, 2017, and increased 7% compared to $649.7 million a year ago, in part due to a successful second quarter 2017 campaign to generate additional home equity lines of credit. One- to four-family loans decreased to $833.6 million compared to $848.3 million at December 31, 2017, but increased 4% compared to $803.0 million a year ago.
Loans held for sale increased 248% to $141.8 million at March 31, 2018, compared to $40.7 million at December 31, 2017, and increased 64% compared to $86.7 million at March 31, 2017. The volume of one- to four- family residential mortgage loans sold was $124.5 million in the current quarter compared to $141.1 million in the preceding quarter and $139.3 million in the first quarter a year ago. While production of multifamily loans was strong in the current quarter, no sales occurred during the current quarter resulting in a significant increase in loans held for sale. Banner did not sell any multifamily loans during the quarter ended March 31, 2018, compared to $74.1 million during the preceding quarter and $200.7 million during the first quarter last year. Loans held for sale at March 31, 2018 included $116.2 million of multifamily loans and $25.6 million of one- to four-family loans.
Total deposits increased 4% to $8.54 billion at March 31, 2018, compared to $8.18 billion at December 31, 2017, and increased modestly compared to $8.42 billion a year ago, as strong core deposit growth was partially offset by continuing declines in retail or non-brokered certificates of deposit. Compared to a year earlier, total deposits at March 31, 2018 were negatively impacted by the sale of the Utah branches which included $160.3 million of deposits. Non-interest-bearing account balances increased 4% to $3.38 billion at March 31, 2018, compared to $3.27 billion at December 31, 2017 and increased 5% compared to $3.21 billion a year ago. Core deposits (non-interest bearing and interest-bearing transaction and savings accounts) increased 4% during the current quarter and increased 3% compared to March 31, 2017 despite the sale of the Utah branches. Core deposits represented 88% of total deposits at both March 31, 2018 and December 31, 2017. Core deposits were 86% of total deposits a year earlier. Certificates of deposit were $1.02 billion at March 31, 2018, compared to $966.9 million at December 31, 2017 and $1.14 billion a year earlier. Brokered deposits increased to $169.5 million at March 31, 2018, compared to $57.2 million at December 31, 2017 and were $171.5 million a year earlier. The average cost of deposits was 0.16% for the quarter ended March 31, 2018, compared to 0.15% in the preceding quarter and 0.14% in the quarter ended March 31, 2017.
At March 31, 2018, total common shareholders' equity was $1.25 billion, or $38.68 per share, compared to $1.27 billion at December 31, 2017 and $1.32 billion a year ago. At March 31, 2018, tangible common shareholders' equity*, which excludes goodwill and other intangible assets, was $986.5 million, or 9.82% of tangible assets*, compared to $1.01 billion, or 10.61% of tangible assets, at December 31, 2017 and $1.05 billion, or 10.72% of tangible assets, a year ago. Banner's tangible book value per share* was $30.43 at March 31, 2018, compared to $31.68 per share a year ago.
During the first quarter of 2018, Banner repurchased 269,711 shares of its common stock at an average price per share of $56.93 for a total purchase price of $15.4 million. Banner Corporation and its subsidiary banks continue to maintain capital levels in excess of the requirements to be categorized

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April 23, 2018

as “well-capitalized” under the Basel III and Dodd Frank regulatory standards. At March 31, 2018, Banner Corporation's common equity Tier 1 capital ratio was 10.68%, its Tier 1 leverage capital to average assets ratio was 11.06%, and its total capital to risk-weighted assets ratio was 13.28%.
Credit Quality
“While we have been effectively executing on our strategies to protect our net interest margin, grow client relationships, deliver sustainable profitability and prudently invest our capital, we have also focused on maintaining our moderate risk profile,” said Grescovich. “Again this quarter, our credit quality metrics reflect our moderate credit risk profile and our reserve and capital levels remain strong.”
The allowance for loan losses was $92.2 million at March 31, 2018, or 1.22% of total loans outstanding and 410% of non-performing loans compared to $89.0 million at December 31, 2017, or 1.17% of total loans outstanding and 329% of non-performing loans, and $86.5 million at March 31, 2017, or 1.17% of total loans outstanding and 479% of non-performing loans. Net loan recoveries totaled $1.2 million in the first quarter compared to net charge-offs of $2.1 million in the preceding quarter and net charge-offs of $1.5 million in the first quarter a year ago. Primarily as a result of the origination of new loans and the renewal of acquired loans out of the discounted acquired loan portfolio, Banner recorded a $2.0 million provision for loan losses in the current quarter which was the same amount as recorded in the prior quarter and in the year ago quarter. Non-performing loans were $22.5 million at March 31, 2018, compared to $27.0 million at December 31, 2017 and $18.1 million a year ago. Real estate owned and other repossessed assets were $1.0 million at March 31, 2018, compared to $467,000 at December 31, 2017 and $3.2 million a year ago.
In accordance with acquisition accounting, loans acquired from AmericanWest Bank and Siuslaw Bank in 2015 were recorded at their estimated fair value, which resulted in a net discount to the loans’ contractual amounts, a portion of which reflects a discount for possible credit losses. Credit discounts are included in the determination of fair value, and as a result, no allowance for loan and lease losses is recorded for acquired loans at the acquisition date. Although the discount recorded on the acquired loans is not reflected in the allowance for loan losses or related allowance coverage ratios, we believe it should be considered when comparing the current ratios to similar ratios in periods prior to the acquisitions of AmericanWest Bank and Siuslaw Bank. At March 31, 2018, the total purchase discount for acquired loans was $19.3 million.
Banner's non-performing assets were $23.5 million, or 0.23% of total assets, at March 31, 2018, compared to $27.5 million, or 0.28% of total assets, at December 31, 2017 and $21.3 million, or 0.21% of total assets, a year ago. In addition to non-performing assets, purchased credit-impaired loans decreased to $19.3 million at March 31, 2018, compared to $21.3 million at December 31, 2017 and $30.5 million a year ago.
Conference Call
Banner will host a conference call on Tuesday, April 24, 2018, at 8:00 a.m. PDT, to discuss its first quarter results. To listen to the call on-line, go to www.bannerbank.com. Investment professionals are invited to dial (866) 235-9915 to participate in the call. A replay will be available for one week at (877) 344-7529 using access code 10118284, or at www.bannerbank.com.
About the Company
Banner Corporation is a $10.32 billion bank holding company operating two commercial banks in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.
Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner.  Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner's operating and stock price performance.
Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, which could necessitate additional provisions for loan losses, resulting both from loans originated and loans acquired from other financial institutions; (2) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for loan losses or writing down of assets or impose restrictions or penalties with respect to Banner's activities; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (6) fluctuations in real estate values; (7) the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; (8) the ability to access cost-effective funding; (9) changes in financial markets; (10) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (11) the costs, effects and outcomes of litigation; (12) new legislation or regulatory changes, including but not limited to the Dodd-Frank Act and regulations adopted thereunder, changes in capital requirements pursuant to the Dodd-Frank Act and the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; (14) future acquisitions by Banner of other depository institutions or lines of business; (15) future goodwill impairment due to changes in Banner's business, changes in market conditions, or other factors and (16) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and

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services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.

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April 23, 2018

RESULTS OF OPERATIONS	Quarters Ended
(in thousands except shares and per share data)	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017

INTEREST INCOME:
Loans receivable	$94,022	$93,145	$91,288
Mortgage-backed securities	7,331	7,006	4,647
Securities and cash equivalents	3,467	3,324	3,161
	104,820	103,475	99,096
INTEREST EXPENSE:
Deposits	3,358	3,111	2,791
Federal Home Loan Bank advances	677	766	273
Other borrowings	70	77	74
Junior subordinated debentures	1,342	1,257	1,104
	5,447	5,211	4,242
Net interest income before provision for loan losses	99,373	98,264	94,854
PROVISION FOR LOAN LOSSES	2,000	2,000	2,000
Net interest income	97,373	96,264	92,854
NON-INTEREST INCOME:
Deposit fees and other service charges	11,296	10,840	10,389
Mortgage banking operations	4,864	5,025	4,603
Bank owned life insurance	853	1,020	1,095
Miscellaneous	1,037	1,923	3,636
	18,050	18,808	19,723
Net gain (loss) on sale of securities	4	(2,310)	13
Net change in valuation of financial instruments carried at fair value	3,308	(1,013)	(688)
Gain on sale of branches, including related loans and deposits	—	12,189	—
Total non-interest income	21,362	27,674	19,048
NON-INTEREST EXPENSE:
Salary and employee benefits	50,067	48,082	46,063
Less capitalized loan origination costs	(4,011)	(4,134)	(4,316)
Occupancy and equipment	11,766	12,088	11,996
Information / computer data services	4,381	4,731	3,994
Payment and card processing services	3,700	3,807	3,223
Professional services	4,428	5,301	5,152
Advertising and marketing	1,830	3,412	1,328
Deposit insurance	1,341	1,251	1,266
State/municipal business and use taxes	713	737	799
Real estate operations	439	(941)	(966)
Amortization of core deposit intangibles	1,382	1,457	1,624
Miscellaneous	5,670	6,710	6,118
Total non-interest expense	81,706	82,501	76,281
Income before provision for income taxes	37,029	41,437	35,621
PROVISION FOR INCOME TAXES	8,239	54,985	11,828
NET INCOME (LOSS)	$28,790	$(13,548)	$23,793
Earnings (Loss) per share available to common shareholders:
Basic	$0.89	$(0.41)	$0.72
Diluted	$0.89	$(0.41)	$0.72
Cumulative dividends declared per common share	$0.35	$0.25	$0.25
Weighted average common shares outstanding:
Basic	32,397,568	32,655,973	32,933,444
Diluted	32,516,456	32,766,335	33,051,459
Decrease in common shares outstanding	(302,812)	(528,299)	(40,523)

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FINANCIAL CONDITION				Percentage Change
(in thousands except shares and per share data)	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017	Prior Qtr	Prior Yr Qtr

ASSETS
Cash and due from banks	$188,418	$199,624	$196,277	(5.6)%	(4.0)%
Interest-bearing deposits	53,630	61,576	104,431	(12.9)%	(48.6)%
Total cash and cash equivalents	242,048	261,200	300,708	(7.3)%	(19.5)%
Securities - trading	25,574	22,318	24,753	14.6%	3.3%
Securities - available for sale	1,406,505	919,485	1,223,764	53.0%	14.9%
Securities - held to maturity	262,645	260,271	266,391	0.9%	(1.4)%
Federal Home Loan Bank stock	18,036	10,334	10,334	74.5%	74.5%
Loans held for sale	141,808	40,725	86,707	248.2%	63.5%
Loans receivable	7,556,046	7,598,884	7,421,255	(0.6)%	1.8%
Allowance for loan losses	(92,207)	(89,028)	(86,527)	3.6%	6.6%
Net loans	7,463,839	7,509,856	7,334,728	(0.6)%	1.8%
Accrued interest receivable	32,824	31,259	30,312	5.0%	8.3%
Real estate owned held for sale, net	328	360	3,040	(8.9)%	(89.2)%
Property and equipment, net	156,005	154,815	162,467	0.8%	(4.0)%
Goodwill	242,659	242,659	244,583	—%	(0.8)%
Other intangibles, net	24,966	22,655	28,488	10.2%	(12.4)%
Bank-owned life insurance	163,519	162,668	159,948	0.5%	2.2%
Other assets	136,508	124,604	192,155	9.6%	(29.0)%
Total assets	$10,317,264	$9,763,209	$10,068,378	5.7%	2.5%
LIABILITIES
Deposits:
Non-interest-bearing	$3,383,439	$3,265,544	$3,213,044	3.6%	5.3%
Interest-bearing transaction and savings accounts	4,141,268	3,950,950	4,064,198	4.8%	1.9%
Interest-bearing certificates	1,018,355	966,937	1,144,718	5.3%	(11.0)%
Total deposits	8,543,062	8,183,431	8,421,960	4.4%	1.4%
Advances from Federal Home Loan Bank at fair value	192,195	202	213	nm	nm
Customer repurchase agreements and other borrowings	101,844	95,860	120,245	6.2%	(15.3)%
Junior subordinated debentures at fair value	112,516	98,707	96,040	14.0%	17.2%
Accrued expenses and other liabilities	72,497	71,344	66,201	1.6%	9.5%
Deferred compensation	41,027	41,039	40,315	—%	1.8%
Total liabilities	9,063,141	8,490,583	8,744,974	6.7%	3.6%
SHAREHOLDERS' EQUITY
Common stock	1,172,960	1,187,127	1,214,517	(1.2)%	(3.4)%
Retained earnings	79,773	90,535	110,783	(11.9)%	(28.0)%
Other components of shareholders' equity	1,390	(5,036)	(1,896)	nm	(173.3)%
Total shareholders' equity	1,254,123	1,272,626	1,323,404	(1.5)%	(5.2)%
Total liabilities and shareholders' equity	$10,317,264	$9,763,209	$10,068,378	5.7%	2.5%
Common Shares Issued:
Shares outstanding at end of period	32,423,673	32,726,485	33,152,864
Common shareholders' equity per share (1)	$38.68	$38.89	$39.92
Common shareholders' tangible equity per share (1) (2)	$30.43	$30.78	$31.68
Common shareholders' tangible equity to tangible assets (2)	9.82%	10.61%	10.72%
Consolidated Tier 1 leverage capital ratio	11.06%	11.33%	11.79%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)
Common shareholders' tangible equity excludes goodwill and other intangible assets.  Tangible assets exclude goodwill and other intangible assets.  These ratios represent non-GAAP financial measures. See also Non-GAAP Financial Measures reconciliation tables on the last two pages of the press release tables.

BANR - First Quarter 2018 Results
April 23, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
				Percentage Change
LOANS	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017	Prior Qtr	Prior Yr Qtr

Commercial real estate:
Owner occupied	$1,278,814	$1,284,363	$1,361,095	(0.4)%	(6.0)%
Investment properties	1,876,937	1,937,423	2,011,618	(3.1)%	(6.7)%
Multifamily real estate	321,039	314,188	254,246	2.2%	26.3%
Commercial construction	163,314	148,435	141,505	10.0%	15.4%
Multifamily construction	159,108	154,662	114,728	2.9%	38.7%
One- to four-family construction	434,204	415,327	366,191	4.5%	18.6%
Land and land development:
Residential	167,783	164,516	151,649	2.0%	10.6%
Commercial	24,331	24,583	29,597	(1.0)%	(17.8)%
Commercial business	1,296,691	1,279,894	1,224,541	1.3%	5.9%
Agricultural business including secured by farmland	307,243	338,388	313,374	(9.2)%	(2.0)%
One- to four-family real estate	833,598	848,289	802,991	(1.7)%	3.8%
Consumer:
Consumer secured by one- to four-family real estate	522,826	522,931	493,495	—%	5.9%
Consumer-other	170,158	165,885	156,225	2.6%	8.9%
Total loans receivable	$7,556,046	$7,598,884	$7,421,255	(0.6)%	1.8%
Restructured loans performing under their restructured terms	$14,264	$16,115	$17,193
Loans 30 - 89 days past due and on accrual (1)	$23,557	$29,278	$22,214
Total delinquent loans (including loans on non-accrual), net (2)	$42,186	$50,503	$37,563
Total delinquent loans / Total loans outstanding	0.56%	0.66%	0.51%

(1) Includes $1.5 million of purchased credit-impaired loans at March 31, 2018 compared to $943,000 at December 31, 2017, and $2.4 million at March 31, 2017.
(2) Delinquent loans include $2.3 million of delinquent purchased credit-impaired loans March 31, 2018 compared to $2.2 million at December 31, 2017, and $3.5 million at March 31, 2017.

LOANS BY GEOGRAPHIC LOCATION	Mar 31, 2018		Dec 31, 2017		Mar 31, 2017
	Amount	Percentage	Amount	Percentage	Amount	Percentage

Washington	$3,490,646	46.2%	$3,508,542	46.2%	$3,401,005	45.8%
Oregon	1,580,278	20.9%	1,590,233	20.9%	1,493,054	20.1%
California	1,405,411	18.6%	1,415,076	18.6%	1,255,597	16.9%
Idaho	481,972	6.4%	492,603	6.5%	471,519	6.4%
Utah	83,637	1.1%	73,382	1.0%	281,379	3.8%
Other	514,102	6.8%	519,048	6.8%	518,701	7.0%
Total loans	$7,556,046	100.0%	$7,598,884	100.0%	$7,421,255	100.0%

BANR - First Quarter 2018 Results
April 23, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period	$89,028	$89,100	$85,997
Provision for loan losses	2,000	2,000	2,000
Recoveries of loans previously charged off:
Commercial real estate	1,352	19	70
Construction and land	174	57	83
One- to four-family real estate	290	8	145
Commercial business	170	305	173
Agricultural business, including secured by farmland	—	1	113
Consumer	112	188	94
	2,098	578	678
Loans charged off:
Commercial real estate	—	(549)	—
One- to four-family real estate	(16)	(38)	—
Commercial business	(519)	(517)	(1,626)
Agricultural business, including secured by farmland	(7)	(1,110)	(159)
Consumer	(377)	(436)	(363)
	(919)	(2,650)	(2,148)
Net (charge-offs) recoveries	1,179	(2,072)	(1,470)
Balance, end of period	$92,207	$89,028	$86,527
Net (charge-offs) recoveries / Average loans outstanding	0.015%	(0.027)%	(0.019)%

ALLOCATION OF
ALLOWANCE FOR LOAN LOSSES	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017
Specific or allocated loss allowance:
Commercial real estate	$23,461	$22,824	$20,472
Multifamily real estate	2,592	1,633	1,378
Construction and land	28,766	27,568	29,464
One- to four-family real estate	3,779	2,055	1,974
Commercial business	19,885	18,311	19,768
Agricultural business, including secured by farmland	2,999	4,053	3,245
Consumer	5,514	3,866	3,840
Total allocated	86,996	80,310	80,141
Unallocated	5,211	8,718	6,386
Total allowance for loan losses	$92,207	$89,028	$86,527
Allowance for loan losses / Total loans outstanding	1.22%	1.17%	1.17%
Allowance for loan losses / Non-performing loans	410%	329%	479%

BANR - First Quarter 2018 Results
April 23, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017
NON-PERFORMING ASSETS
Loans on non-accrual status:
Secured by real estate:
Commercial	$6,877	$10,646	$6,910
Multifamily	—	—	147
Construction and land	984	798	1,775
One- to four-family	2,815	3,264	3,386
Commercial business	3,037	3,406	2,700
Agricultural business, including secured by farmland	6,120	6,132	1,012
Consumer	1,237	1,297	1,285
	21,070	25,543	17,215
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Construction and land	—	298	—
One- to four-family	591	1,085	545
Commercial business	1	18	—
Agricultural business, including secured by farmland	820	—	—
Consumer	7	85	297
	1,419	1,486	842
Total non-performing loans	22,489	27,029	18,057
Real estate owned (REO)	328	360	3,040
Other repossessed assets	694	107	162
Total non-performing assets	$23,511	$27,496	$21,259
Total non-performing assets to total assets	0.23%	0.28%	0.21%
Purchased credit-impaired loans, net	$19,316	$21,310	$30,501

	Quarters Ended
REAL ESTATE OWNED	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017
Balance, beginning of period	$360	$1,496	$11,081
Additions from loan foreclosures	128	—	—
Proceeds from dispositions of REO	—	(2,092)	(9,193)
Gain on sale of REO	—	956	1,202
Valuation adjustments in the period	(160)	—	(50)
Balance, end of period	$328	$360	$3,040

BANR - First Quarter 2018 Results
April 23, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION				Percentage Change
	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017	Prior Qtr	Prior Yr

Non-interest-bearing	$3,383,439	$3,265,544	$3,213,044	3.6%	5.3%
Interest-bearing checking	1,043,840	971,137	928,232	7.5%	12.5%
Regular savings accounts	1,637,814	1,557,500	1,592,023	5.2%	2.9%
Money market accounts	1,459,614	1,422,313	1,543,943	2.6%	(5.5)%
Total interest-bearing transaction and savings accounts	4,141,268	3,950,950	4,064,198	4.8%	1.9%
Interest-bearing certificates	1,018,355	966,937	1,144,718	5.3%	(11.0)%
Total deposits	$8,543,062	$8,183,431	$8,421,960	4.4%	1.4%

GEOGRAPHIC CONCENTRATION OF DEPOSITS	Mar 31, 2018		Dec 31, 2017		Mar 31, 2017
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Washington	$4,766,646	55.8%	$4,506,249	55.0%	$4,619,457	54.9%
Oregon	1,868,043	21.9%	1,797,147	22.0%	1,746,143	20.7%
California	1,454,421	17.0%	1,432,819	17.5%	1,469,351	17.4%
Idaho	453,952	5.3%	447,216	5.5%	429,850	5.1%
Utah	—	—%	—	—%	157,159	1.9%
Total deposits	$8,543,062	100.0%	$8,183,431	100.0%	$8,421,960	100.0%

INCLUDED IN TOTAL DEPOSITS	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017
Public non-interest-bearing accounts	$78,714	$86,987	$80,322
Public interest-bearing transaction & savings accounts	111,597	111,732	125,921
Public interest-bearing certificates	24,928	23,685	31,024
Total public deposits	$215,239	$222,404	$237,267
Total brokered deposits	$169,523	$57,228	$171,521

BANR - First Quarter 2018 Results
April 23, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
REGULATORY CAPITAL RATIOS AS OF MARCH 31, 2018	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,176,192	13.28%	$708,592	8.00%	$885,739	10.00%
Tier 1 capital to risk-weighted assets	1,081,536	12.21%	531,444	6.00%	531,444	6.00%
Tier 1 leverage capital to average assets	1,081,536	11.06%	391,147	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	945,536	10.68%	398,583	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,115,304	12.88%	692,895	8.00%	866,118	10.00%
Tier 1 capital to risk-weighted assets	1,023,061	11.81%	519,671	6.00%	692,895	8.00%
Tier 1 leverage capital to average assets	1,023,061	10.76%	380,234	4.00%	475,292	5.00%
Common equity tier 1 capital to risk-weighted assets	1,023,061	11.81%	389,753	4.50%	562,977	6.50%
Islanders Bank:
Total capital to risk-weighted assets	32,716	16.77%	15,607	8.00%	19,509	10.00%
Tier 1 capital to risk-weighted assets	30,303	15.53%	11,705	6.00%	15,607	8.00%
Tier 1 leverage capital to average assets	30,303	11.03%	10,985	4.00%	13,731	5.00%
Common equity tier 1 capital to risk-weighted assets	30,303	15.53%	8,779	4.50%	12,681	6.50%

BANR - First Quarter 2018 Results
April 23, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)

ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)
Interest-earning assets:
Mortgage loans	$6,065,199	$74,346	4.97%	$6,064,650	$73,349	4.80%	$6,104,779	$72,549	4.82%
Commercial/agricultural loans	1,456,303	17,423	4.85%	1,454,639	17,549	4.79%	1,464,532	16,546	4.58%
Consumer and other loans	140,627	2,253	6.50%	144,412	2,247	6.17%	138,033	2,193	6.44%
Total loans(1)	7,662,129	94,022	4.98%	7,663,701	93,145	4.82%	7,707,344	91,288	4.80%
Mortgage-backed securities	1,057,878	7,331	2.81%	1,131,692	7,006	2.46%	842,071	4,647	2.24%
Other securities	462,947	3,090	2.71%	459,065	3,028	2.62%	453,793	3,037	2.71%
Interest-bearing deposits with banks	64,512	231	1.45%	60,109	191	1.26%	32,195	93	1.17%
FHLB stock	16,549	146	3.58%	18,496	105	2.25%	15,550	31	0.81%
Total investment securities	1,601,886	10,798	2.73%	1,669,362	10,330	2.46%	1,343,609	7,808	2.36%
Total interest-earning assets	9,264,015	104,820	4.59%	9,333,063	103,475	4.40%	9,050,953	99,096	4.44%
Non-interest-earning assets	805,503			861,232			923,165
Total assets	$10,069,518			$10,194,295			$9,974,118
Deposits:
Interest-bearing checking accounts	$1,003,929	246	0.10%	$964,306	222	0.09%	$896,764	200	0.09%
Savings accounts	1,601,671	627	0.16%	1,567,845	550	0.14%	1,557,734	523	0.14%
Money market accounts	1,442,685	666	0.19%	1,471,875	645	0.17%	1,522,470	651	0.17%
Certificates of deposit	998,738	1,819	0.74%	1,024,069	1,694	0.66%	1,089,316	1,417	0.53%
Total interest-bearing deposits	5,047,023	3,358	0.27%	5,028,095	3,111	0.25%	5,066,284	2,791	0.22%
Non-interest-bearing deposits	3,282,686	—	—%	3,325,452	—	—%	3,148,520	—	—%
Total deposits	8,329,709	3,358	0.16%	8,353,547	3,111	0.15%	8,214,804	2,791	0.14%
Other interest-bearing liabilities:
FHLB advances	155,540	677	1.77%	204,502	766	1.49%	130,274	273	0.85%
Other borrowings	101,111	70	0.28%	106,678	77	0.29%	108,091	74	0.28%
Junior subordinated debentures	140,212	1,342	3.88%	140,212	1,257	3.56%	140,212	1,104	3.19%
Total borrowings	396,863	2,089	2.13%	451,392	2,100	1.85%	378,577	1,451	1.55%
Total funding liabilities	8,726,572	5,447	0.25%	8,804,939	5,211	0.23%	8,593,381	4,242	0.20%
Other non-interest-bearing liabilities(2)	65,978			63,654			58,489
Total liabilities	8,792,550			8,868,593			8,651,870
Shareholders' equity	1,276,968			1,325,702			1,322,248
Total liabilities and shareholders' equity	$10,069,518			$10,194,295			$9,974,118
Net interest income/rate spread		$99,373	4.34%		$98,264	4.17%		$94,854	4.24%
Net interest margin			4.35%			4.18%			4.25%
Additional Key Financial Ratios:
Return on average assets			1.16%			(0.53)%			0.97%
Return on average equity			9.14%			(4.05)%			7.30%
Average equity/average assets			12.68%			13.00%			13.26%
Average interest-earning assets/average interest-bearing liabilities			170.17%			170.33%			166.23%
Average interest-earning assets/average funding liabilities			106.16%			106.00%			105.32%
Non-interest income/average assets			0.86%			1.08%			0.77%
Non-interest expense/average assets			3.29%			3.21%			3.10%
Efficiency ratio(4)			67.67%			65.51%			66.97%
Adjusted efficiency ratio(5)			67.42%			69.40%			65.30%

(1)	Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)	Average other non-interest-bearing liabilities include fair value adjustments related to FHLB advances and junior subordinated debentures.
(3)	Yields and costs have not been adjusted for the effect of tax-exempt interest.
(4)	Non-interest expense divided by the total of net interest income (before provision for loan losses) and non-interest income.
(5)
Adjusted non-interest expense divided by adjusted revenue. Adjusted revenue excludes net gain (loss) on sale of securities and fair value adjustments. Adjusted non-interest expense excludes amortization of core deposit intangibles (CDI), REO gain (loss), and state/municipal business and use taxes. These represent non-GAAP financial measures. See also Non-GAAP Financial Measures reconciliation tables on the last two pages of the press release tables.

BANR - First Quarter 2018 Results
April 23, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. Where applicable, comparable earnings information using GAAP financial measures is also presented.

REVENUE FROM CORE OPERATIONS	Quarters Ended
	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017
Net interest income before provision for loan losses	$99,373	$98,264	$94,854
Total non-interest income	21,362	27,674	19,048
Total GAAP revenue	120,735	125,938	113,902
Exclude net (gain) loss on sale of securities	(4)	2,310	(13)
Exclude change in valuation of financial instruments carried at fair value	(3,308)	1,013	688
Exclude gain on sale of branches	—	(12,189)	—
Revenue from core operations (non-GAAP)	$117,423	$117,072	$114,577

NON-INTEREST INCOME FROM CORE OPERATIONS	Quarters Ended
	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017
Total non-interest income (GAAP)	$21,362	$27,674	$19,048
Exclude net (gain) loss on sale of securities	(4)	2,310	(13)
Exclude change in valuation of financial instruments carried at fair value	(3,308)	1,013	688
Exclude gain on sale of branches	—	(12,189)	—
Non-interest income from core operations (non-GAAP)	$18,050	$18,808	$19,723

EARNINGS FROM CORE OPERATIONS	Quarters Ended
	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017
Net income (GAAP)	$28,790	$(13,548)	$23,793
Exclude net (gain) loss on sale of securities	(4)	2,310	(13)
Exclude change in valuation of financial instruments carried at fair value	(3,308)	1,013	688
Exclude gain on sale of branches	—	(12,189)	—
Exclude related tax expense (benefit)	795	3,192	(243)
Exclude deferred tax asset revaluation due to new tax law	—	42,630	—
Total earnings from core operations (non-GAAP)	$26,273	$23,408	$24,225

Diluted earnings (loss) per share (GAAP)	$0.89	$(0.41)	$0.72
Diluted core earnings per share (non-GAAP)	$0.81	$0.71	$0.73

BANR - First Quarter 2018 Results
April 23, 2018

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended
	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017
Non-interest expense (GAAP)	$81,706	$82,501	$76,281
Exclude CDI amortization	(1,382)	(1,457)	(1,624)
Exclude state/municipal tax expense	(713)	(737)	(799)
Exclude REO (loss) gain	(439)	941	966
Adjusted non-interest expense (non-GAAP)	$79,172	$81,248	$74,824

Net interest income before provision for loan losses (GAAP)	$99,373	$98,264	$94,854
Non-interest income (GAAP)	21,362	27,674	19,048
Total revenue	120,735	125,938	113,902
Exclude net (gain) loss on sale of securities	(4)	2,310	(13)
Exclude net change in valuation of financial instruments carried at fair value	(3,308)	1,013	688
Exclude gain on sale of branches	—	(12,189)	—
Adjusted revenue (non-GAAP)	$117,423	$117,072	$114,577

Efficiency ratio (GAAP)	67.67%	65.51%	66.97%
Adjusted efficiency ratio (non-GAAP)	67.42%	69.40%	65.30%

TANGIBLE COMMON SHAREHOLDERS' EQUITY TO TANGIBLE ASSETS	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017
Shareholders' equity (GAAP)	$1,254,123	$1,272,626	$1,323,404
Exclude goodwill and other intangible assets, net	267,625	265,314	273,071
Tangible common shareholders' equity (non-GAAP)	$986,498	$1,007,312	$1,050,333

Total assets (GAAP)	$10,317,264	$9,763,209	$10,068,378
Exclude goodwill and other intangible assets, net	267,625	265,314	273,071
Total tangible assets (non-GAAP)	$10,049,639	$9,497,895	$9,795,307
Common shareholders' equity to total assets (GAAP)	12.16%	13.03%	13.14%
Tangible common shareholders' equity to tangible assets (non-GAAP)	9.82%	10.61%	10.72%

TANGIBLE COMMON SHAREHOLDERS' EQUITY PER SHARE
Tangible common shareholders' equity	$986,498	$1,007,312	$1,050,333
Common shares outstanding at end of period	32,423,673	32,726,485	33,152,864
Common shareholders' equity (book value) per share (GAAP)	$38.68	$38.89	$39.92
Tangible common shareholders' equity (tangible book value) per share (non-GAAP)	$30.43	$30.78	$31.68